UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 31, 2013

Echo Therapeutics, Inc.
 (Exact name of Company as specified in its charter)

Delaware	000-23017	41-1649949
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Penn Center 1628 JFK Blvd., Suite 300 Philadelphia, PA		19103
(Address of principal executive offices)		(Zip Code)

Company’s telephone number, including area code: (215) 717-4100

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events

    Echo Therapeutics, Inc. (the “Company”) entered into underwriting agreements dated January 31, 2013 and February 1, 2013 (collectively, the “Underwriting Agreements”) with Aegis Capital Corp. as representative of the several underwriters listed on Schedule C to each Underwriting Agreement (collectively, the “Underwriters”), with respect to the issuance and sale in an underwritten public offering (the “Offering”) by the Company of an aggregate 13,633,333 shares of the Company’s common stock, $0.01 par value (the “Shares”), at a price to the public of $0.75 per Share.  Pursuant to the Underwriting Agreements, the Company granted the Underwriters a 45-day option to purchase up to an additional 2,045,000 Shares. The Underwriting Agreements contain customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. Aegis Capital Corp. is acting as the sole book-running manager for the Offering.  Feltl and Company, Inc. is acting as co-manager for the Offering.

    The representations, warranties and covenants contained in the Underwriting Agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties.  The foregoing description of the Underwriting Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreements, which are filed as Exhibits 1.1 and 1.2 hereto and are incorporated herein by reference.  A copy of the opinion of Morgan, Lewis & Bockius LLP relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

    The gross proceeds to the Company from the sale of the 13,633,333 Shares in the Offering are approximately $10.2 million, before deducting the underwriting discount and other estimated offering expenses payable by the Company (or, if the over-allotment option is exercised in full, approximately $11.8 million).  The Company expects to use a portion of the net proceeds of the Offering to pay off the notes (the “Notes”) we issued to Platinum-Montaur Life Sciences, LLC (“Montaur”) in connection with our $20 million non-revolving draw credit facility with Montaur (the “Credit Facility”).  The Notes are scheduled to mature on August 31, 2017. As of January 30, 2013, the entire balance under the Notes was $3,086,351, including $3,000,000 of principal and $86,350 of accrued and unpaid interests.

    The Company expects to use the remaining net proceeds of the Offering for general corporate purposes, including manufacturing preparations and key tooling and equipment purchases, planned clinical studies, usability and validation testing, sales and marketing channel preparations, promotional and training materials, European operations planning, preparations for ISO certification, implementation of document management software, other research and development expenses, and general and administrative expenses.

    The Offering is being made pursuant to a preliminary prospectus supplement and a final prospectus supplement, each dated January 31, 2013, and an accompanying base prospectus dated October 28, 2011 under our existing shelf registration statement on Form S-3 (File No. 333-175938), which was filed with the Securities and Exchange Commission on August 1, 2011, as amended on October 18, 2011 and declared effective on October 28, 2011. The Offering is expected to close on or about February 6, 2013, subject to the satisfaction of customary closing conditions.

    On January 31, 2013, the Company issued a press release announcing the pricing of the Offering.  A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.      Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Exhibit
1.1	Underwriting Agreement, dated as of January 31, 2013
1.2	Underwriting Agreement, dated as of February 1, 2013
5.1	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
99.1	Press release dated January 31, 2013

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO THERAPEUTICS, INC.
Dated: February 4, 2013	By: /s/ Patrick T. Mooney
Patrick T. Mooney
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
1.1	Underwriting Agreement, dated as of January 31, 2013
1.2	Underwriting Agreement, dated as of February 1, 2013
5.1	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
99.1	Press release dated January 31, 2013